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                                                                       Exhibit 3

      BE IT RESOLVED, that, in accordance with Section 1 of Article XII of the Corporation's By-laws, the By-laws of the Corporation be, and they hereby are, amended as set forth in Annex I to these resolutions.
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                                                                         Annex I

                                                                       Exhibit 3

                              AMENDMENTS TO BY-LAWS

      1. Section 2 of Article I of the By-laws is hereby amended to read in its entirety as follows:

            "Section 2. ANNUAL MEETINGS. The annual meeting of shareholders shall be held on the third Thursday of April in each year, or on such other day as may be determined by the Board of Directors, at an hour and place to be stated in the notice, for the election of directors and the transaction of such other business as may properly come before the meeting."

      2. Section 3 of Article I of the By-laws is hereby amended to read in its entirety as follows:

            "Section 3. SPECIAL MEETINGS. Special meetings of the shareholders for any purpose or purposes, unless otherwise prescribed by statute, or by the certificate of incorporation, may be called by the Chairman of the Board or the Chairman of the Executive Committee, if there be any, or the President, and shall be called by the Chairman or the Secretary at the request in writing of a majority of the Board of Directors. Such request shall state the purpose or purposes of the proposed meeting. The business transacted at all special meetings shall be confined to the objects stated in the call."

      3. Article I of the By-laws is hereby amended by adding at the end thereof the following as Section 13:

            "Section 13. ADVANCE NOTICE OF SHAREHOLDER PROPOSALS.

      At any annual meeting of shareholders, proposals and persons nominated for election as directors by shareholders shall be considered only if (1) advance written notice thereof has been timely given as provided herein and (2) such proposals or nominations are otherwise proper for consideration under applicable law and the certificate of incorporation and by-laws of the Corporation. At any special meeting of shareholders only such business may be transacted as is set forth in the notice of the meeting referred to in Section 4 of these By-laws.

      Written notice of any proposal to be presented by any shareholder or of the name of any person to be nominated by any shareholder for election as a director of the Corporation shall be delivered to the Secretary of the Corporation at its principal executive office not less than 60 nor more than 90 days prior to the date of the meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice shall be given not more than ten days after such date is first so announced or disclosed. Public notice shall be deemed to have been given more than 70 days in advance of the annual meeting if the Corporation shall have previously disclosed, in these by-laws or otherwise,
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                                                                       Exhibit 3

      meeting if the Corporation shall have previously disclosed, in these by-laws or otherwise, that the annual meeting in each year is to be held on a determinable date, unless the Board determines to hold the meeting on a different date.

            Any shareholder who gives such notice of a proposal will deliver therewith the text of the proposal to be presented and a brief written statement of the reasons why the shareholder favors the proposal and setting forth the shareholder's name and address, the number and class of all shares of each class of stock of the Corporation beneficially owned by the shareholder and any material interest of the shareholder in the proposal (other than as a shareholder). Any shareholder desiring to nominate any person for election as a director of the Corporation shall deliver with such notice a statement in writing setting forth the name of the person to be nominated, the number and class of all shares of each class of stock of the Corporation beneficially owned by such person, the information regarding such person required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any regulation subsequently adopted by the Securities and Exchange Commission applicable to the Corporation), the person's signed consent to serve as a director of the Corporation if elected, the shareholder's name and address and the number and class of all shares of each class of stock of the Corporation beneficially owned by the shareholder. As used herein, shares "beneficially owned" shall mean all shares as to which such person, together with such person's affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934), may be deemed to beneficially owned pursuant to Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as well as all shares as to which such person, together with such person's affiliates and associates, has the right to become the beneficial owner pursuant to any agreement or understanding, or upon the exercise of warrants, options or rights to convert or exchange (whether such rights are exercisable immediately or only after the passage of time or the occurrence of conditions).

            The person presiding at the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine whether notice of any shareholder proposal or nomination has been duly given and shall direct that proposals and nominees not be considered if such notice has not been given."

      4. Section 3 of Article II of the By-laws is hereby amended to read in its entity as follows:

            "Section 3. REMOVAL OF DIRECTORS. Any one or more or all of the directors may be removed for cause by vote of the shareholders of the Corporation and thereupon the term of office of such director or directors who shall have been so removed shall forthwith terminate and there shall be a vacancy or vacancies in the Board of Directors to be filled as provided in these By-laws except as may otherwise be prescribed by law."